Exhibit 10.26


24 January 2003



Dr. Xingwu Wang, Professor
Department of Electrical Engineering
Alfred University

Dear Dr. Wang:

We are very pleased to confirm the following terms of payment by Biophan Technology Inc. (BTI) to Alfred University related to the next phase of our joint development project:

    1. Purchase and Installation of a McAllister Special Translator with Rotational Capability: $18,000
        This expense is broken down as follows:
          A.  Translator - $12,000.
          B.  Installation labor (R. Miller) - $3,000.
          C.  Alfred University support - $3,000.
    A check for this amount was provided to Alfred University on 10 January
2003.

    2. Labor Required to Modify (Coat) Existing-design Pacemaker and Guidewire Products: $25,000.
        This expense is broken down as follows:
          A.  Labor required to produce modified products (R. Miller) -
              $15,000.
          B.  Alfred University support - $10,000.
    A check for this amount was provided to Alfred University on 24 January
2003.

    3. Purchase of Coating Apparatus Subsystems (Currently on loan): 40,000. This expense is broken down as follows:
          A.  Pulsed DC Power Supply - $25,000.
          B.  Two KJL Magnetrons - $12,000
          C. Miscellaneous Hardware and Labor (Second Magnetron) - $3,000 BTI is currently exploring several options for delivering this amount to
AU.  Irregardless, we expect to provide this payment to AU by 7 February
2003.

In return for this investment by BTI, you agree to the following activities and deliverables:

    1. Delivery to BTI of a minimum of three (3) coated pacemaker leads and three (3) coated guidewires suitable for performance verification testing. Uncoated samples to be provided by BTI.
        Completion goal:  2 May 20031

    2. Technical support required to develop a coating design capable of satisfying pacemaker lead and guidewire performance improvement objectives within necessary product design constraints. This support is expected to include the following:
          A. Development and optimization of coating designs and manufacturing processes
          B. Scientific and engineering analysis of product and coating performance
          C.  Coordination of project activities within Alfred University
          D. Participation in project team activities Completion goal: As required to meet (1)

    3. Technical report documenting coating design parameters, coating manufacturing processes, test data, and technical analysis performed.
        Completion goal:  30 May 2003

I will be your project contact at BTI. Frequent interactions and timely communications will be essential to Project success. We understand that Alfred University will continue to provide BTI access to the development staff and facilities engaged in the Project, as BTI determines necessary to ensure this success. Ideally, this will be accomplished through periodic project team discussions and meetings at BTI and Alfred University.

Sincerely,



Jeffrey L. Helfer                                     Dr. Xingwu Wang
Vice President of Engineering                         Alfred University
Biophan Technologies Inc.



Agreed



Dr. Xingwu Wang
Alfred University





Note 1: Project deliverables are being paced by the availability of the McAllister Translator, which requires 12-14 weeks for delivery.